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Exhibit (a)(1)(A)

BIOJECT MEDICAL TECHNOLOGIES INC.
211 Somerville Road, Route 202 North
Bedminster, New Jersey 07921
Telephone: (908) 470-2800

OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

July 29, 2004

THE OFFER AND THE WITHDRAWAL RIGHTS DESCRIBED HEREIN WILL EXPIRE AT
11:59 P.M. PACIFIC TIME ON AUGUST 25, 2004, UNLESS WE EXTEND THE OFFER.

        Beginning on July 29, 2004, Bioject Medical Technologies Inc. is offering eligible employees the opportunity to exchange eligible options to purchase shares of our common stock for a designated number of new options to be granted under our Restated 1992 Stock Incentive Plan. We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange.

        Although our Board of Directors and our shareholders have approved the offer, neither Bioject nor our Board of Directors makes any recommendations as to whether or not you should accept our offer to exchange all or a portion of your eligible options. The decision to accept our offer to exchange all or a portion of your eligible options is an individual one. You should consider a variety of factors when making your decision, including the risk factors set forth in this Offer to Exchange and in the reports we file with the Securities and Exchange Commission. You also should consult your personal financial or tax advisors regarding the financial and tax effects to you of an option exchange.

        Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "BJCT." On July 26, 2004, the latest practicable date prior to the finalization of this document, the closing price of our common stock as reported on The Nasdaq SmallCap Market was $1.53 per share. We recommend that you obtain current market quotations for the common stock before deciding whether to exchange all or a portion of your eligible options pursuant to this offer. You may obtain market quotations in the Wall Street Journal or another financial newspaper or web site. However, regardless of the market price of Bioject common stock during the offer period, the exercise price of the new options will be equal to the market price of the common stock on the replacement option grant date (which is currently expected to be on or about February 28, 2005).

        If you have questions about this stock option exchange program, contact Christine Farrell either by e-mail addressed to cfarrell@bioject.com, or by telephone at (503) 691-4132.

        This exchange offer has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of the transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

        We have not authorized any person to make any recommendation or representation with respect to this exchange offer or to give you any information in connection with this offer other than the information contained in this Offer to Exchange and the related offering documents filed by us with the Securities and Exchange Commission. If any other person makes any recommendation or representation to you or gives you any information relating to this exchange offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY OF TERMS
OF
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

July 29, 2004

Response Due by 11:59 p.m., Pacific Time
On Wednesday, August 25, 2004, Unless this Offer is Extended

        Through a question and answer format, the following summary explains the important terms of our offer to exchange your eligible options for new options to be granted under our Restated 1992 Stock Incentive Plan. This explanation will assist you in deciding whether to exchange your eligible options. This summary serves only as an introduction, and we urge you to read carefully the remainder of this Offer to Exchange in order to fully educate yourself on the details of the offer. Unless otherwise noted, cross-referenced text refers to pages within this Offer to Exchange.

1.    What is the stock option exchange program?

        Our stock option exchange program is a voluntary program permitting eligible employees to exchange eligible options currently held by you for new options with a new exercise price. The exact number of new options to be granted to you will depend on the number of options held by you that are eligible to be exchanged, the exercise price of those options and the number of those options that you elect to exchange. The new options will be granted on a day that is at least six months and one day following our acceptance and cancellation of the eligible options. We currently expect the replacement grant date to be on or about February 28, 2005.

2.    What is the purpose of the stock option exchange program?

        Stock options are designed to further the growth and development of our business by providing employees an incentive to promote and contribute to the success of our business, to increase their interest in our welfare, align their interests with those of our shareholders, and to encourage their long-term employment with us. We are proposing the stock option exchange program because, as a result of the economic slowdown of the past several years and the resulting deterioration in the stock price of technology companies in general and medical device companies such as Bioject in particular, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These "out-of-the-money" options are no longer effective as an incentive to motivate and retain these employees. For more details regarding the purpose of the offer, see "THE OFFER—Purpose of the Offer" beginning on page 13.

3.    Who is eligible to participate in the stock option exchange program?

        You are eligible to participate in the stock option exchange program only if you:

  •
  are an employee of Bioject or a subsidiary on July 29, 2004, and continuously through the day eligible options are accepted by us for exchange and cancellation;

  •
  are not a director or one of the five most highly compensated officers of Bioject (as determined on June 10, 2004, the date of the shareholder meeting approving the option exchange program);

  •
  hold at least one eligible option on July 29, 2004; and

  •
  you have not received an option grant from Bioject during the six months prior to July 29, 2004.

4.    Which of my options are eligible for exchange?

        For an option to be eligible for exchange, it must be held by an eligible employee, have an exercise price between $4.50 and $13.26 and have an expiration date at least six months after the date the existing option is surrendered for exchange. This is the case whether or not the options are vested.

5.    Do I have to participate in the stock option exchange program?

        No. Participation in the stock option exchange program is completely voluntary. If you are an eligible employee, you may accept our offer to exchange all or a portion of your eligible options on the terms and conditions described in this Offer to Exchange, or you may decline our offer. If you wish to decline the offer, no further action by you is required. Your decision to participate or not participate will not affect your employment with us in any way.

6.    How many new options will I receive in the exchange?

        The number of new options you can expect to receive is set forth in your personalized election form, which will be provided to you separately (see Question 26 on page 6). The number is based on the number and value of the eligible options you elect to exchange. In light of the wide variety of exercise prices of the eligible options, we have categorized the eligible options into three tiers, based on their exercise prices. The following table sets forth the exchange ratios (i.e., the number of eligible options exchangeable for one new option) that apply to each tier of eligible options:

Exercise Price Range	Exchange Ratio (old options to new options)	As an Example, if You Exchanged Options to Purchase 100 Shares, You Would Receive Options to Purchase the Following Number of Shares
$4.50 - $7.00	1.5 to 1	66
$7.01 - $10.00	2.5 to 1	40
$10.01 - $13.26	3.5 to 1	28

New option grants calculated in accordance with the exchange ratios set forth above will be rounded down to the nearest whole share on a grant-by-grant basis, see "THE OFFER—Number of Options" beginning on page 12.

7.    How were the exchange ratios determined?

        We determined that the exchange will not be a one-for-one option exchange for employees because we believe it to be in the best interest of our shareholders to establish a "value-for-value" based program. If we did not offer to exchange options at rates that reduce the overall number of options outstanding, it would eliminate a key benefit to shareholders and could have affected their decision to approve the stock option exchange program. See "THE OFFER—Number of Options" beginning on page 12 for more details regarding the determination of the exchange ratios.

8.    Must I satisfy any additional eligibility requirements in order to receive the new options?

        In order to receive new options, you must be employed by Bioject or a subsidiary on the date the new options are granted (currently expected to be on or about February 28, 2005), and you must not have received an option grant from Bioject during the six months prior to the date the new options are granted. For information regarding the exceptions to these eligibility requirements, see "THE OFFER—Eligible Employees" beginning on page 12.

9.    When will the offer expire?

        The offer will expire at 11:59 p.m. Pacific Time, on August 25, 2004, unless we decide to extend the offer. We currently have no plans to extend the offer beyond this scheduled expiration time and date. However, we have discretion to extend the offer if we so choose. See "THE OFFER—Expiration Date; Extension of the Offer," beginning on page 13 for more details regarding the expiration of the offer and potential extensions of the offer.

10.    How will I know if the offer has been extended?

        If we decide to extend the offer, we will announce the new expiration time and date no later than 9:00 a.m. Pacific Time on August 26, 2004. We expect to make any such announcement to you by e-mail or, if you do not have access to e-mail, by fax or by hard copy memorandum delivered to your work or home address. However, we can make this announcement in any manner reasonably designed to inform you of the change. See "THE OFFER—Expiration Date; Extension of the Offer" beginning on page 13 for more details regarding potential extensions of the offer.

11.    When will the new options be granted?

        The new options will be granted on a day that is at least six months and one day after we accept and cancel your surrendered options. We currently expect to accept and cancel options that are surrendered by eligible employees on August 26, 2004, and to grant the new options on or about February 28, 2005 (but in no event sooner than six months and one day following cancellation of the surrendered options). See "THE OFFER—Acceptance of Options for Exchange and Issuance of New Options" beginning on page 16 for more details on the new grant.

12.    Is the replacement grant date subject to change?

        Yes. Although we expect to grant the new options on the first business day that is at least six months and one day after we accept and cancel your surrendered options, we have discretion to delay the replacement grant date to a later date that is more administratively practicable. For more details, see "THE OFFER—Acceptance of Options for Exchange and Issuance of New Options" beginning on page 16, "THE OFFER—Conditions of the Offer" beginning on page 20, and "LEGAL MATTERS; REGULATORY APPROVALS" beginning on page 26.

13.    Why won't the new options be granted immediately after the expiration date of the offer?

        In order to achieve the accounting treatment we desire for the program, we cannot grant the new options for at least six months and one day after we accept and cancel your surrendered options. See "ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE" beginning on page 25 for more details. Also, the terms of the stock option exchange program as approved by our Board of Directors and shareholders require that we wait at least six months and one day after we accept and cancel your surrendered options to grant the new options.

14.    What will the exercise price of the new options be?

        All new options will be granted with an exercise price equal to the closing price of Bioject's common stock as reported on The Nasdaq SmallCap Market on the date the new options are granted (which is currently expected to be on or about February 28, 2005).

        We cannot predict the exercise price of the new options or guarantee that the new options will have a lower exercise price than your eligible options. The exercise price for the new options may be higher, lower or the same as the exercise price of the eligible options you exchange. See "RISKS YOU

SHOULD CONSIDER WHEN MAKING YOUR DECISION—Risks Related to the Exchange Offer" beginning on page 10.

15.    What will the vesting schedule of the new options be?

        The new options will be vested 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. As a result, regardless of whether the surrendered options are currently vested, no portion of the new options may be exercised for a period of at least one year following the date the new options are granted and the new options may not be exercised in full until at least two years following the date the new options are granted. See, "THE OFFER—Summary of Important Dates of the Offer" beginning on page 16.

16.    When will the new options expire?

        Regardless of the remaining term of the surrendered options, the new options will expire on the earlier of:

  •
  five years from the new date of grant,

  •
  one year following termination of your employment due to your death or total disability, but only to the extent the option was exercisable on the date of termination, and

  •
  three months (one year in the case of officers) following termination of your employment, in the event termination is for reasons other than death or total disability, but only to the extent the option was exercisable on the date of termination.

        See Questions 18 through 20 on page 5 below and "THE OFFER—Terms of Our Restated 1992 Stock Incentive Plan and the New Option—Term" beginning on page 17.

17.    What will happen to my surrendered options after the offer period expires?

        If all conditions of the offer are met prior to the expiration of the offer period, then promptly following expiration of the offer period we intend to accept for exchange and immediately cancel all eligible options that you properly elected to exchange and did not withdraw prior to the election deadline. We anticipate that such acceptance will occur on August 26, 2004, which is the first business day following the end of the offer period. Once we have accepted the options you elected to exchange, you no longer will be entitled to those options, and those options will be irrevocably cancelled by Bioject. Instead, you will be entitled to receive new options on the replacement grant date, provided that you are employed by Bioject or a subsidiary on that date. See "THE OFFER—Acceptance of Options for Exchange and Issuance of New Options" beginning on page 16 and "STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER" beginning on page 26.

        It is extremely likely that we will accept and cancel the options you elect to exchange promptly after the expiration of the offer period. However, in the unlikely event that we do not accept and cancel your options within 40 business days after the beginning of the offer period, you will have the right to withdraw the options (under rules of the Securities and Exchange Commission) until such time as we do accept and cancel your surrendered options. Because we intend to accept and cancel all options surrendered for exchange on or about August 26, 2004, you should not anticipate having any right to withdraw your election after the August 25, 2004 expiration date of the offer.

18.    What happens if I elect to participate in the exchange program but my employment with Bioject or a subsidiary terminates before my eligible options are accepted for exchange and cancelled?

        If your employment with Bioject or a subsidiary terminates for any reason at any time before we accept and cancel your surrendered options, you will be treated as if you elected not to participate in the exchange and your eligible options will be governed in accordance with their terms and conditions.

19.    What happens if my employment with Bioject or a subsidiary terminates after my options are cancelled?

        Termination during the time period from cancellation of eligible options to replacement grant date:

        You must also be an employee on the grant date of the new options to receive the new options. Therefore, if you surrender your old options for exchange and your employment terminates for any reason before the new options are granted, you will not receive any new options or any other compensation for the cancelled options.

        Termination during the time period from the grant date for the new options to the first anniversary following the grant date for the new options:

        The new options will vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. As a result, if your employment terminates for any reason after the grant date of the new options but before the first anniversary of such new option grant date, you will not be entitled to exercise any portion of the new option. See Question 16 on page 4 above and "THE OFFER—Terms of Our Restated 1992 Stock Incentive Plan and the New Option—Term" beginning on page 17.

20.    What if I am on a leave of absence during the offer period or at the time of the replacement grant?

        If your leave of absence has been approved in advance by Bioject, you will be treated as if you are employed by Bioject for purposes of participating in the exchange program and receiving the new option grant.

21.    What if Bioject enters into a merger or is acquired by another company after my eligible options are accepted for exchange and cancelled?

        Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, we would anticipate that the surviving entity would honor our plans to grant the new options under the same terms as provided in this offer to exchange. However, the terms under which any such options might be granted would depend upon the terms of any such transaction as approved by the Bioject Board of Directors. While we would seek to make provision in the acquisition agreement for the granting of the new options or options of an acquirer, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your eligible options and not receive any new options from the acquiring corporation.

        You should be aware that a merger or acquisition could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of such a transaction, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The grant price of any new options granted to you after the announcement of a merger, consolidation or acquisition of Bioject would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the grant price of your eligible options. This could result in option holders who do not participate in this offer to exchange receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Bioject common stock, while option holders who decide not to participate in this offer to exchange could exercise their eligible options before the effective date of the merger or acquisition and sell their Bioject common stock before the effective date.

        Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options nor any other compensation for your cancelled eligible options. See "THE OFFER—Terms of Our Restated 1992 Stock Incentive Plan and the New Options—Mergers, Reorganizations and Consolidations" beginning on page 17.

22.    What if there is a stock split, reverse stock split or other recapitalization of Bioject?

        In the event we have a stock split, reverse stock split, other recapitalization or other event affecting the shares and price of our common stock, we will adjust the exchange ratios accordingly. For example, in the case of a stock split, the number of new options would be increased and the exercise price would be decreased proportionately to reflect the amount of the stock split. However, a new issuance of Bioject common stock in connection with a financing, acquisition transaction or conversion of existing options or other convertible securities will not, by itself, result in any adjustment to the exchange ratios. See "THE OFFER—Terms of Our Restated 1992 Stock Incentive Plan and the New Options—Adjustments" beginning on page 19.

23.    Is there any way to get my options back after they have been cancelled?

        No. Once we have accepted the options you elect to exchange, they will be cancelled irrevocably. Because they will be cancelled, you will no longer have any rights to the options.

24.    Will I be eligible to receive other option grants before the new options are granted?

        No. We do not intend to grant any options between now and the replacement grant date to employees who participate in the stock option exchange program.

25.    If I decide to participate in the exchange program, do I have to exchange all of my eligible options?

        If you have received multiple option grants, you will not be obligated to exchange all of your old options and will be free to exchange as few or as many of your old options as you wish. However, you must surrender the entire amount of a particular option grant and may not surrender only a portion of an individual grant.

26.    How can I obtain the details regarding my eligible options?

        We have prepared a personalized election form for each eligible employee identifying which of your options are eligible for exchange, and indicating the number of new options you would be entitled to receive in the exchange offer. We will be distributing your personalized election form to you by email, if you have a Bioject email address, fax or hard copy delivered to your work or home address. You also can obtain a copy of your personalized election form by contacting Christine Farrell at cfarrell@bioject.com or at (503) 691-4132.

27.    Will the terms and conditions of the new options be the same as the terms and conditions of my eligible options?

        No. The terms and conditions of your eligible options will not apply to the new options. All new options will be granted and administered under our Restated 1992 Stock Incentive Plan. The new options will be evidenced by a new stock option agreement between you and Bioject. The form of this stock option agreement is attached to this Offer to Exchange as Appendix A. By electing to exchange all or a portion of your eligible options through this stock option exchange program, you are agreeing to all of the terms and conditions of the new stock option agreement. For a more detailed description of the terms and conditions of the new options, see Questions 14 through 22 beginning on page 3 and "THE OFFER—Terms of Our Restated 1992 Stock Incentive Plan and the New Options" beginning on page 17. See also "MATERIAL UNITED STATES TAX CONSEQUENCES "beginning on page 26.

28.    Will the new options be nonqualified stock options or incentive stock options for U.S. federal income tax purposes?

        All new options granted through the stock option exchange program are intended to be incentive stock options for U.S. federal income tax purposes, except that, to the extent the fair market value on the grant date of the stock underlying a new option that is exercisable for the first time in a given calendar year exceeds $100,000, the portion of the option exercisable for the first time in that calendar year in excess of $100,000 will be a nonqualified stock option. This is the case even if one or more of the eligible options you elected to exchange were nonqualified stock options for U.S. federal income tax purposes. Incentive stock options have significantly different tax consequences than nonqualified stock options. See "MATERIAL UNITED STATES TAX CONSEQUENCES" beginning on page 26.

29.    Will I have to pay taxes if I exchange eligible options?

        We believe you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of exchange or at the time we grant new options to you. You should consult with your own legal and/or tax advisor to determine the specific tax consequences relevant to your participation in the stock option exchange program. We are not able to provide any tax information beyond that set forth in this Offer to Exchange.

30.    What do I need to do to exchange my eligible options?

        You will receive a personalized election form with instructions for exchanging your options by email, if you have a Bioject email address, fax or hard copy distribution to your work or home address. To exchange all or a portion of your eligible options, you must deliver your properly completed, signed and dated election form to Bioject, Attention: Christine Farrell by interoffice mail, personal delivery or fax to (503) 691-6698.

        ALL ELECTIONS MUST BE SUBMITTED TO BIOJECT BY INTEROFFICE MAIL, FACSIMILE OR BY PERSONAL DELIVERY. ELECTIONS SUBMITTED TO BIOJECT BY OTHER MEANS WILL NOT BE ACCEPTED.

        The deadline for electing to exchange eligible options is 11:59 p.m. Pacific Time on August 25, 2004, unless we extend the offer period. If we do not receive a faxed or personally delivered, properly completed, signed and dated election form from you before the election deadline, your eligible options will remain outstanding and you will be treated as if you elected not to participate in the exchange. See "THE OFFER—Procedures for Making an Election and Exchanging Options" beginning on page 14 for more details.

31.    Can I change my election with respect to particular options?

        Yes. You may change your election at any time before the offer period expires. To change your election with respect to all or a portion of the eligible options you previously elected to exchange, you must deliver to us a new, properly completed election form with your revised election information. There is no limit to the number of times you can change your election before the election deadline. However, the last properly completed, signed and dated election form we receive prior to the expiration of the offer period will be the one that governs your election. For more details, see "THE OFFER—Changing or Withdrawing Your Election" beginning on page 15.

32.    Can I withdraw my election to participate in the exchange offer altogether?

        Yes. You may withdraw your election to exchange eligible options at any time before the expiration of the offer period. To withdraw an election you previously made, you must either deliver to us a new, properly completed election form or amend the form you previously delivered by initialing and dating any changes. You must mark the designated box indicating that you wish to withdraw your election altogether. We must receive your withdrawal notice, submitted by interoffice mail, personal delivery or by fax, before the offer period expires. After you have withdrawn your election, you may change your mind and elect to participate again at any time before the offer period expires. However, the last properly completed, signed and dated election we receive prior to the expiration of the offer will be the one that governs your election.

        Notwithstanding the preceding paragraph, if we fail to accept and cancel your surrendered options on or before August 26, 2004, you will have another opportunity to withdraw your election. For more details, see "THE OFFER—Changing or Withdrawing Your Election" beginning on page 15. However, we do not expect that this additional withdrawal opportunity will arise, because we currently intend to accept and cancel all options surrendered for exchange on or about August 26, 2004.

33.    What will happen to eligible options that I elect not to exchange or that are not accepted for exchange?

        Nothing. Eligible options that you choose not to exchange or that are not accepted for exchange will remain outstanding and will retain their current exercise price, current vesting schedule and other current terms and conditions.

34.    Are there conditions to the exchange offer?

        Yes. The exchange offer is subject to a number of conditions that give Bioject the right to terminate or modify the offer. See "THE OFFER—Conditions of the Offer" beginning on page 20. Among other things, these conditions include the institution of legal proceedings or regulatory changes relating to the offer, extraordinary events such as the suspension of trading on a national securities exchange or the declaration of banking moratorium, or the announcement of certain transactions involving a possible acquisition or change in control of Bioject. If any of these conditions occurs before the expiration of the offer period, we have the right to amend or terminate the offer or postpone our acceptance and cancellation of any options you elect to exchange. We may or may not take advantage of this right. However, the offer is not conditioned on any minimum number of optionholders accepting the offer or a minimum number of options being exchanged.

35.    If I elect to participate in the exchange offer, do I have to return the stock option agreements for the eligible options I wish to exchange?

        No. You do not need to return your stock option agreements as they will automatically be cancelled when we accept your eligible options for exchange.

36.    Whom should I contact with questions about the offer?

        If you have questions about the offer or need assistance in completing the election process, please contact Christine Farrell, either by e-mail addressed to cfarrell@bioject.com, or by telephone at (503) 691-4132. We will answer questions about this stock option exchange program, the terms of our Restated 1992 Stock Incentive Plan and the terms of the new options, but cannot alter the terms of the program, the plan or the options, or recommend whether or not you should accept the offer.

RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION

        Accepting our offer to exchange all or a portion of your eligible options involves a number of potential risks. Described below are some of the most significant risks of participating in the stock option exchange program. Such risks include risks relating to the terms of the exchange offer itself. In addition, you should also be aware of risks regarding our business and common stock, because an analysis of such risks may affect your decision whether or not to participate in the exchange offer. You should carefully consider the risks described below before deciding to exchange all or a portion of your eligible options. We urge all employees to read the remainder of this Offer to Exchange and to speak with your personal financial and tax advisors before deciding whether to accept our offer with respect to all or a portion of your eligible options.

Risks Related to the Exchange Offer

If our stock price increases after the date your eligible options are cancelled and before the new options are granted to you in the exchange, your cancelled options might have been worth more than the new options.

        The exercise price of the new options you receive in the exchange offer will be equal to the closing price of our common stock on The Nasdaq SmallCap Market on the replacement grant date (which is currently expected to be on or about February 28, 2005). As a result, the exercise price of any new option may be significantly higher than the current trading price of the Bioject common stock, and could be higher than the exercise price of your old options.

        The market price of our common stock on the replacement grant date is unknown at this time. In the past, the market price of our common stock has been very volatile, and it could continue to fluctuate significantly in the future as a result of a variety of factors, including those factors described below under "Risks Related to Our Common Stock." Because any new options you receive in the exchange offer will be exercisable for a fewer number of shares than the old options you exchange, an increase in the market price of our common stock could significantly decrease the value of the new options. Such new options could have a higher exercise price than your existing options, and, in any event, will allow you to acquire a smaller number of shares than your existing options. On the other hand, if the price of our common stock on the option replacement date is significantly lower than the exercise price of the old options, and the trading value of the common stock appreciates significantly after such date, participation in the exchange offer may be beneficial to you.

        In determining whether to participate in the exchange offer, you should take into account that changes in the market price of Bioject common stock between now and the option replacement date could significantly affect the value of any new options.

If your employment with Bioject is terminated after your eligible options are cancelled but before we grant the new options, you will not receive any of the new options you otherwise would have received if you were still employed by Bioject on the replacement grant date.

        Once your options are cancelled, you have no further rights to them. Accordingly, if your employment terminates for any reason or for no reason after we have cancelled your eligible options but before the new options are granted, you will have lost all rights to and benefits of the cancelled options. You will lose these rights even if the surrendered options were fully vested. In addition, you will not receive any of the new options you would have received if you were still employed by Bioject on the replacement grant date. Therefore, you could lose all of the benefits you expected to receive by participating in the stock option exchange program.

The expiration date of the new options you receive may be earlier than the expiration date of the options you exchange.

        The new options granted under the exchange program will expire five years after the replacement grant date. The eligible options you surrender for exchange generally have expiration dates of up to seven years following the grant date of the option. Depending on the grant date of your eligible options, you may be giving up options with a later expiration date than the new options. In that case, you may lose the benefit of any appreciation in the price of our common stock that occurs after the new options expire but before the expiration date of the cancelled options.

Risks Related to Our Common Stock

Our stock price is volatile.

        Prior to electing to exchange existing options for new options, you should compare the price at which our common stock is trading in the market to the exercise price of your existing options. Our common stock trades on The Nasdaq SmallCap Market under the symbol "BJCT." On July 26, 2004, the closing price of our common stock on The Nasdaq SmallCap Market was $1.53 per share.

        The market for our common stock and for the securities of other early-stage, small market-capitalization companies has been highly volatile in recent years. This increases the risk of securities litigation relating to such volatility. We believe that factors such as quarter-to-quarter fluctuations in financial results, reduction in the number of outstanding shares due to the 1999 reverse stock split, new product introductions by us or our competition, public announcements, changing regulatory environments, sales of common stock by certain existing shareholders, substantial product orders and announcement of licensing or product supply agreements with major pharmaceutical or biotechnology companies could contribute to the volatility of the price of our common stock, causing it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of our common stock.

Our shareholder rights plan, articles of incorporation and Oregon law could adversely affect the performance of our stock.

        Our shareholder rights plan and provisions of our articles of incorporation and of the Oregon Business Corporations Act could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. The shareholder rights plan and these provisions of our articles of incorporation and Oregon law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control which could harm our stock price.

Risks Related to Our Business

        Information concerning risk factors related to our business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 and is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

THE OFFER

1.    Eligible Employees

        We are extending the offer to employees of Bioject and our subsidiaries who hold at least one eligible option on July 29, 2004 and who have not received an option grant from Bioject during the six months prior to July 29, 2004. Our five most highly-compensated officers (as determined on June 10, 2004, the date of the shareholder meeting approving the option exchange program) and members of our Board of Directors, former employees and retirees (as determined at the expiration of this offer) will not be eligible to participate.

        As of July 29, 2004, 42 employees were eligible to participate in the stock option exchange program. Participation in the program is voluntary.

        To be eligible to accept our offer to exchange all or a portion of your options, you must remain an eligible employee on the date your eligible options are accepted by us for exchange and cancellation. If your employment with Bioject or a subsidiary terminates for any reason at any time before we accept and cancel your surrendered options, you will be treated as if you elected not to participate in the exchange and your eligible options will be governed in accordance with their terms and conditions. If you are on an authorized leave of absence from Bioject or a subsidiary on the first day of the offer period and/or the date your eligible options are accepted by us for exchange and cancellation, you still will be considered to be an employee on those dates for purposes of participating in the stock option exchange program.

        Other than any grant of new options pursuant to the terms of this exchange offer, in no case will you receive any other consideration for your eligible options that have been accepted and cancelled by us, even if the options you elected to exchange were fully or partially vested.

        In order to be eligible to receive new options to be granted pursuant to the exchange offer, you also must be employed by us or a subsidiary on the date the new options are granted (which is currently expected to be on or about February 28, 2005). Also, you must not have received an option grant from Bioject during the six months prior to the date the new options are granted. If you are on an authorized leave of absence from Bioject or a subsidiary on the date the new options are granted, you still will be considered to be an employee on that date for purposes of receiving the new options.

        Any new options will be vested 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. Accordingly, no portion of the new options issued in the stock option exchange program may be exercised for one year following the new grant date. As a result, if your employment terminates for any reason or no reason after the grant date of the new options but before the first anniversary of such new option grant date, you will not be entitled to exercise any portion of the new option.

2.    Number of Options

        As of July 29, 2003, options to purchase 729,183 shares of our common stock are held by eligible employees and, of these, options to purchase 423,287 shares are eligible for exchange pursuant to this offer. All of these options have been granted under our Restated 1992 Stock Incentive Plan.

        Upon the terms and subject to the conditions of this offer, we will exchange outstanding options that:

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  are held by eligible employees;

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  have an exercise price between $4.50 per share and $13.26 per share; and

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  have an expiration date at least six months after the date the existing option is cancelled.

        All outstanding options that meet these criteria and that are held by eligible employees may be exchanged, whether or not the options are vested.

        In all cases, you will be required to surrender eligible options to purchase a greater number of shares than the number of shares subject to the new options to be granted to you pursuant to the exchange offer. As a result, fewer options will be outstanding after the exchange offer than were outstanding prior to commencement of the offer, which will reduce the potential dilution to our current shareholders of future option exercises.

        The following table sets forth the exchange ratios (i.e., the number of eligible options exchangeable for one new option) that apply to each tier of eligible options:

Exercise Price Range	Exchange Ratio (old options to new options)	As an Example, if You Exchanged Options to Purchase 100 Shares, You Would Receive Options to Purchase the Following Number of Shares
$4.50 - $7.00	1.5 to 1	66
$7.01 - $10.00	2.5 to 1	40
$10.01 - $13.26	3.5 to 1	28

New option grants calculated in accordance with the exchange ratios set forth above will be rounded down to the nearest whole share on a grant-by-grant basis.

        For your convenience, on your personalized election form, we have calculated the number of options you can expect to receive in exchange for your eligible options in each tier. See Question 26 on page 6 for information on how to obtain your personalized election form.

3.    Expiration Date; Extension of Offer

        The offer is currently scheduled to expire at 11:59 p.m. Pacific Time on August 25, 2004. We currently have no plans to extend the offer beyond this scheduled expiration date and time. However, we reserve the right, in our sole discretion, at any time and from time to time prior to 9:00 a.m. Pacific Time on August 26, 2004, and regardless of whether or not any event set forth in "—Conditions to the Offer" (beginning on page 21), has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance and cancellation by us of any options you elect to exchange. If we extend the offer beyond the currently scheduled expiration date and time, we are required to announce the new expiration date no later than 9:00 a.m. Pacific Time on August 26, 2004. In our discretion, we also may subsequently extend the offer beyond any new expiration date and time we establish. Subsequent extensions must be announced by us no later than 9:00 a.m. Pacific Time on the first business day following the scheduled expiration of the offer. These announcements will be made in a manner reasonably designed to inform you of the extension. We currently expect to notify you of any extensions by e-mail, if you have a Bioject e-mail address, or otherwise by fax or hard copy memorandum distributed to your work or home address.

        For purposes of determining the deadlines described above, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., Pacific Time.

4.    Purpose of the Offer

        We believe that it is in the best interests of Bioject and our shareholders to implement and maintain competitive employee compensation, incentive and retention programs. Stock options have been, and continue to be, a key part of our employee compensation, incentive and retention program.

        Stock options give you the right to purchase a specified number of shares of our common stock at a specified price per share, called the "exercise price," at a time after the option vests. The exercise price is the price per share of common stock equal to the fair market value of our common stock, as determined in accordance with our Restated 1992 Stock Incentive Plan, on the date that your stock option was granted to you. You have the ability to obtain an economic benefit from the option when the market value of our common stock is higher than the exercise price of your stock option at a time when the option is vested. If you exercise your option at a time when the market value of our common stock is greater than the exercise price per share of your option, the common stock you acquire will be worth more in the market than the price you paid for it. Of course, if the market value of our common stock (which fluctuates significantly based on a variety of factors) is less than the exercise price per share of your option, then the option generally will have little, if any, value to you.

        We believe that stock options can motivate and reward your efforts to promote the growth and success of our business. By granting stock options to you and other talented employees, we encourage you and other such employees to grow long-term shareholder value and continue your employment with us for the long term. By giving you the opportunity to acquire an ownership interest in our business, stock options also help align your interests with those of our shareholders.

        Because of the economic slowdown of the past several years and the resulting deterioration in the stock price of technology companies in general and medical device companies such as Bioject in particular, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. We understand that, for our stock option program to provide the intended retention and performance incentives, you must feel that the options you hold provide you with an opportunity to realize value within a reasonable period of time. We believe this currently is not true for many of our employees who hold options to purchase our common stock.

        The stock option exchange program is intended to remedy this situation by providing you an opportunity to exchange all or a portion of your eligible options for new options. The new options will be exercisable for a lesser number of shares than the options you exchange and will have a new exercise price equal to the closing price of our common stock on the date the new options are granted. The new options also will have a new vesting schedule, meaning in most cases that you must continue your employment in order to realize any benefit from the new options.

5.    Procedures for Making an Election and Exchanging Options

        To validly exchange your eligible options pursuant to the offer, we must receive your properly completed election by 11:59 p.m. Pacific Time on August 25, 2004 or such later deadline that we designate if we extend the offer. We will not accept any election received after expiration of the offer.

        If you wish to exchange all or a portion of your eligible options, you must deliver your properly completed, signed and dated election form to Bioject, Attention: Christine Farrell by interoffice mail, personal delivery or fax to (503) 691-6698.

        ALL ELECTIONS MUST BE SUBMITTED TO BIOJECT BY INTEROFFICE MAIL, FACSIMILE OR BY PERSONAL DELIVERY. ELECTIONS SUBMITTED TO BIOJECT BY OTHER MEANS WILL NOT BE ACCEPTED.

        You will receive a personalized election form by email, if you have a Bioject email address, fax or by hard copy distribution to your work or home address. The personalized election form contains instructions for exchanging your options. If you receive your personalized election form by email, if you have a Bioject email address, fax or hard copy distribution and you wish to exchange all or a portion of your eligible options, you must deliver your properly completed, signed and dated election form to Christine Farrell at Bioject, by interoffice mail, personal delivery or fax at (503) 691-6698.

        We will treat as final the latest properly completed election that is received by us and is not validly withdrawn before the expiration of the offer. We will determine, in our sole discretion, all questions as to the proper form of documents and the validity, form and eligibility (including time of receipt and acceptance), of any options you elected to exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any and all elections that we determine not to be in final form or that we determine are unlawful to accept. We also reserve the right to waive, prior to the expiration of the offer, any condition of the offer or to waive any defect or irregularity in any election you make to exchange any particular eligible option, whether or not similar defects or irregularities are waived in the case of other eligible employees. If we determine that your election to exchange eligible options has any defects or irregularities, your election will not be deemed to have been validly made until all such defects and irregularities have been cured or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities with respect to any elections to exchange eligible options, and we will not incur any liability for failure to give any such notice.

        Your election to accept our offer and to exchange all or a portion of your eligible options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the offer, including the terms and conditions of the option agreement for the new options to be granted on the replacement grant date. The new option agreement is attached to this Offer to Exchange as Appendix A. Our acceptance for exchange and cancellation of the eligible options you elect to exchange pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. Subject to our right to extend, terminate or amend the offer, we currently expect that, promptly following the expiration of the offer, we will accept for cancellation all options you properly and timely elect to exchange that have not been validly withdrawn.

6.    Changing or Withdrawing Your Election

        You may change or withdraw your election to exchange eligible options only in accordance with the provisions of this section.

        You may change your election as many times as you would like prior to 11:59 p.m. Pacific Time on August 25, 2004, or such later deadline as we designate if the offer is extended.

        At any time before the expiration of the offer, you also may withdraw altogether your election to exchange eligible options. In addition, in accordance with rules of the SEC, if we fail to accept and cancel the options you elected to exchange on or before August 26, 2004, you may withdraw your election to exchange these options at any time after August 25, 2004 until we notify you that we have accepted and cancelled the options.

        If your employment with us terminates prior to the expiration of the offer, your election to exchange eligible options automatically will be deemed to be withdrawn. If your election to exchange eligible options is automatically withdrawn, you will no longer be eligible to participate in the offer, but you may be able to exercise your eligible options pursuant to their terms.

        If you wish to change or withdraw your election, you must deliver a revised election form to Christine Farrell at Bioject by interoffice mail, personal delivery or fax at (503) 691-6698. The revised election form must be properly completed, signed and dated. Any amendments to the election form previously delivered must be initialed and dated.

        In any case, the revised election must be received by Bioject before the expiration of the offer period.

7.    Acceptance of Options for Exchange and Issuance of New Options

        Upon the terms and subject to the conditions of the offer and promptly following the expiration of the offer, we currently intend to accept for exchange any options you properly elected to exchange and that are not validly withdrawn before the offer expires. If the offer expires on August 25, 2004, as currently scheduled, we expect to accept and cancel on August 26, 2004 the options you properly elect to exchange, and to grant new options to you on or about February 28, 2005 (the first business day that is at least six months and one day after we accept and cancel your surrendered options). However, the determination of the replacement grant date is in our sole discretion, and the dates indicated above also are subject to our right to extend, terminate or amend the offer.

        We will be deemed to have accepted and cancelled any options that you properly elected to exchange and have not properly withdrawn at the time that we disseminate notice to you of our acceptance and cancellation of such options. We expect to deliver such notice to you by e-mail, if you have a Bioject e-mail address, or in all other cases, by hard copy memorandum delivered to your work or home address. However, we may instead deliver such notice by another method. After we accept and cancel the options you elected to exchange, you will have no further rights with respect to those options or under the corresponding stock option agreements. By exchanging your options, you agree that the applicable stock option agreements will terminate upon cancellation of the options you elected to exchange.

        If we accept eligible options that you elect to exchange, we cannot grant you any new options until a day that is at least six months and one day after we accept and cancel your surrendered options in order to receive the accounting treatment we desire. Therefore, if you elect to exchange any eligible options pursuant to this exchange offer, you will not be granted any new options, whether pursuant to the stock option exchange program or otherwise, before a day that is at least six months and one day after we accept and cancel your surrendered options. The exercise price of the new options will be equal to the closing price of the common stock on the new grant date. We currently do not expect or intend to grant any options between the date this offer commences and the replacement grant date to employees eligible to participate in this stock option exchange program, even if any such employees decline to participate in the program.

8.    Summary of Important Dates of the Offer

        Set forth below is a summary of the important dates of the offer. As is indicated elsewhere in this offer, we may change these dates in our discretion, subject to certain limitations described in this offer.

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  July 29, 2004—Offer Date. Stock Option Exchange Election Forms distributed to eligible employees.

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  August 25, 2004—Expiration Date. Last day for eligible employees to submit Stock Option Exchange Election Form, if participating. Form must be properly submitted by 11:59 p.m. Pacific Time (no exceptions).

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  February 28, 2005—New Grant Date. The grant date may be changed by the board of directors, in its discretion, but must be at least six months and one day from the date we expect to accept the existing options for cancellation.

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  February 28, 2006 and February 28, 2007—Vesting Dates. Vesting dates for unvested portion of the new options (assuming a grant date of February 28, 2005). Options vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

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  February 28, 2010—Expiration Date of New Options. Assumes the new options are granted on February 28, 2005. All new options will expire on the date that is five years from the date of grant of the new options, unless earlier terminated as described in this offer.

9.    Terms of Our Restated 1992 Stock Incentive Plan and the New Options

        All new options will be issued under our Restated 1992 Stock Incentive Plan (the "Employee Plan") and evidenced by a new option agreement between you and Bioject in the form attached to this Offer to Exchange as Appendix A. The material terms of the Employee Plan and the new options to be granted under the plan through this stock option exchange program are summarized below.

        Types of Options.    Two types of options may be granted under the Employee Plan: options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options not specifically authorized or qualified for favorable federal income tax consequences.

        Each new option issued in connection with the exchange offer is intended to be an incentive stock option for U.S. federal income tax purposes, except that, to the extent the fair market value on the grant date of the stock underlying a new option that is exercisable for the first time in a given calendar year exceeds $100,000, the portion of the option exercisable for the first time in that calendar year in excess of $100,000 will be a nonqualified stock option.

        Administration.    The Employee Plan is administered by a committee ("Committee") appointed by the Board of Directors consisting of two or more directors where each such director is a "non-employee director" (within the meaning of amended Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Currently, the Employee Plan is administered by the Compensation Committee of our Board. The Employee Plan administrator shall have exclusive authority to determine employees to whom options will be granted, the timing and manner of the grant of options and all other determinations necessary or advisable for administration of the Employee Plan. Members of the Committee are appointed by and serve at the pleasure of the Board and may be removed by the Board at its discretion. Our shareholders may elect to remove one or all of the members of the Board or of the Committee by voting for the removal of such members as directors. The Board of Directors may delegate authority to grant awards under the Employee Plan to any officer or officers of Bioject. Only the Board of Directors may amend or terminate the Employee Plan. The Committee has delegated authority to Bioject's Chief Executive Officer to grant options to non-officer employees, provided that he may not grant options for more than 10,000 shares to any new employee and he may not grant options for more than 5,000 shares to any other employee in any calendar year.

        Eligibility.    The Employee Plan provides for stock-based awards to (i) employees and officers of Bioject and our subsidiaries, (ii) selected non-employee agents, consultants, advisors and independent contractors of Bioject or any parent or subsidiary, and (iii) outside (non-employee) directors of Bioject. However, only eligible employees will be entitled to participate in the exchange offer and receive new options in exchange for the surrender and cancellation of existing options. See "THE OFFER—Eligible Employees, beginning on page 12.

        Shares Subject to the Employee Plan.    The aggregate number of shares of our common stock which may be issued pursuant to exercise of options granted under the Employee Plan shall not exceed 3,900,000 shares (subject to adjustment pursuant to the "capitalization adjustment" provisions of the Employee Plan). Based on the number of options outstanding as of July 26, 2004, we may issue in the future a maximum of 3,562,033 shares upon exercise of options which are now outstanding or which may be granted in the future.

        Grant, Term and Conditions of Options.    The purchase price for the shares subject to any option granted under the Employee Plan shall not be less than 100% (for incentive stock options) or 75% (for nonqualified options) of the fair market value of the shares of our common stock on the date the option is granted. The exercise price of the new options granted through this stock option exchange program will equal the closing price of our common stock on the date the new options are granted (which is currently expected to be on or about February 28, 2005). Accordingly, we cannot predict the exercise price of the new options to be granted through this exchange program. The price may be higher, lower or the same as the exercise price of the eligible options you elect to exchange. We recommend that you obtain current market quotations for our common stock before deciding whether to accept our offer to exchange all or a portion of your eligible options.

        The purchase price for any shares purchased pursuant to exercise of an option granted under the Employee Plan must be paid in full upon exercise of the option in cash or, at the discretion of the Committee, in whole or in part in shares of common stock.

        Vesting.    The new options granted through this stock option exchange program will be vested 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. As a result, regardless of whether the surrendered options are currently vested, no portion of the new options may be exercised for a period of at least one year following the date the new options are granted and the new options may not be exercised in full until at least two years following the date the new options are granted.

        Term.    Regardless of the remaining term of the surrendered options, the new options will expire on the earlier of:

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  five years from the new date of grant,

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  one year following termination of your employment due to your death or total disability, and

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  three months following termination of your employment (one year in the case of officers) in the event termination is for reasons other than death or total disability, but only if and to the extent the option was exercisable on the date of termination.

        Mergers, Reorganizations and Consolidations.    Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, we would anticipate that the surviving entity would honor our plans to grant the new options under the same terms as provided in this offer to exchange. However, the terms under which any such options might be granted would depend upon the terms of any such transaction as approved by the Board of Directors. While we would seek to make provision in the acquisition agreement for the granting of the new options or options of an acquiror, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any new options would be granted by the acquiror in the event of such an acquisition. Therefore, it is possible that you could give up your eligible options and not receive any new options from the acquiring corporation.

        You should be aware that a merger or acquisition could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of such a transaction, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. The grant price of any new options granted to you after the announcement of a merger, consolidation or acquisition of Bioject would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the grant price of your eligible options. This could result in option holders who do not participate in this offer to exchange receiving a greater financial benefit than option holders who do participate. In addition, your new options may be exercisable for stock of the acquiror, not Bioject common stock, while option holders who decide not to participate in this offer to exchange could exercise their eligible options before the effective date of the merger or acquisition and sell their Bioject common stock before the effective date.

        Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program. Termination of your employment for this or any other reason before the new options are granted means that you will receive neither new options nor any other compensation for your cancelled eligible options.

        Employee Plan Amendments.    The Employee Plan may be terminated or amended by the Board as it shall deem advisable.

        Term of Employee Plan.    Unless sooner terminated by the Board in its sole discretion, the Employee Plan, as amended, will expire on June 30, 2010.

        Consideration.    The new options will be granted in exchange for the cancellation of eligible options currently held by you. No cash consideration will be required to be paid for the new options.

        Adjustments.    The number of shares or the character of our common stock could change as a result of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, as a result of which the Compensation Committee shall make appropriate adjustments in the shares of common stock underlying your new option in order to prevent dilution or enlargement of your option. If you exercise all or any portion of a new option subsequent to any such event, you will receive upon exercise of the option the number and type of securities or other consideration that you would have received if you had exercised the option prior to the event changing the number or character of our shares of common stock. In other words, the shares underlying your option will be adjusted in the same manner as the shares of our common stock issued and outstanding at the time any such event occurs.

        Tax Consequences.    You should refer to "MATERIAL UNITED STATES TAX CONSEQUENCES" beginning on page 26 for a discussion of the material U.S. federal income tax consequences to you of exchanging eligible options and receiving new options under this stock option exchange program. If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax consequences that may apply to you in more than one jurisdiction. Even though this Offer to Exchange contains a summary of material federal tax consequences, you should be sure to consult your legal and/or tax advisor to discuss any tax consequences to you of the offer to exchange.

10.    Price Range of Common Stock Underlying the Options

        Our common stock is listed on The Nasdaq SmallCap Market under the symbol "BJCT." The following table sets forth the high and low sales prices by quarter as reported by The Nasdaq SmallCap Market.

	High	Low
2004
Second Quarter	$3.25	$1.77
First Quarter	$4.15	$2.80
Year Ended December 31, 2003
Fourth Quarter	$3.94	$1.99
Third Quarter	$5.46	$3.00
Second Quarter	$4.42	$3.49
First Quarter	$3.91	$2.35
Year Ended December 31, 2002
Fourth Quarter	$2.93	$1.90
Third Quarter	$4.00	$1.70
Second Quarter	$4.78	$3.10
First Quarter	$13.30	$3.84

        On July 26, 2004, the latest practicable date prior to the finalization of this document, the last reported sale price per share of our common stock as reported on The Nasdaq SmallCap Market was $1.53 per share. We recommend that you review current market quotes for our common stock, among other factors, before deciding whether or not to exchange your eligible options. You may obtain market quotations in the Wall Street Journal or another financial newspaper or web site.

11.    Source and Amount of Consideration

        We will issue new options to purchase common stock in exchange for eligible options that you properly elect to exchange and that we accept and cancel. We will grant the new options on a day that is at least six months and one day after we accept and cancel your surrendered options. The replacement grant date currently is expected to be on or about February 28, 2005. All new options granted in exchange for options you elected to exchange will be incentive stock options for U.S. federal income tax purposes and will be granted under our Employee Plan, except that, to the extent the fair market value on the grant date of the stock underlying a new option that is exercisable for the first time in a given calendar year exceeds $100,000, the portion of the option exercisable for the first time in that calendar year in excess of $100,000 will be a nonqualified stock option.

        If eligible employees elect to exchange all outstanding options eligible to be exchanged pursuant to this offer and all such options are accepted by us, we will cancel options to purchase a total of 423,287 shares of our common stock and will grant new options under our Employee Plan to purchase a total of 185,250 shares of our common stock. In this event, we would have 238,037 fewer stock options outstanding after the exchange is completed, and outstanding options would equal approximately 18% of our shares outstanding on July 26, 2004, in comparison to 20% in the event the exchange were not completed. The actual net reduction in options outstanding and options outstanding as a percentage of total shares outstanding will depend on a variety of factors, including the level of participation in the stock option exchange program and any forfeitures or new grants under the our existing option plans. (The number of new options to be granted in exchange for eligible options that are accepted for exchange and cancelled will be determined as described in "—Number of Options" beginning on page 12.) Under the terms of the Employee Plan, the shares underlying any options cancelled in connection with the stock option exchange program shall again be available for options under the plan as if no option had been granted with respect to such shares.

12.    Conditions of the Offer

        Notwithstanding any other provision of the offer, we will not be required to accept any options for exchange or cancellation, and our Board of Directors may determine to terminate or amend the offer and may postpone our acceptance and cancellation of any options exchanged, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after July 29, 2004 and prior to the expiration date of the offer, we determine that any of the following events has occurred, and, in the reasonable judgment of our Board of Directors, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options you elect to exchange:

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  there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, U.S. or non-U.S., before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the offer, the acquisition of some or all of the options elected to be exchanged pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (b) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

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  there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any legislative body, court, agency, tribunal or other authority that, in our reasonable judgment, would or might directly or indirectly (a) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected to be exchanged illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer, (b) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the options elected to be exchanged, (c) materially impair the employee retention and motivation benefits we contemplate realizing from this offer, or (d) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;

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  there has occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement or escalation of a war, armed hostilities or other global or national calamity directly or indirectly involving the United States, (d) any event or circumstance causing significant instability with respect to U.S. homeland security, infrastructure, economic conditions or securities markets, (e) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States; or (f) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

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  there has occurred, in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor's 500 Index from the date of commencement of the offer to exchange;

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  there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the exchange offer;

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  a tender or exchange offer for any or all of our common stock, or any merger, business combination or other similar transaction proposal involving us, shall have been proposed, announced or made by any person; or

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  we have learned that (a) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 10% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 29, 2004), (b) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock, or (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

        The conditions to the offer are for our sole benefit, and we may assert them before the expiration date regardless of the circumstances giving rise to any such condition. We may waive these conditions in whole or in part at any time prior to the expiration of the offer in our sole discretion. Our failure to exercise any of these rights at any time prior to the expiration of the offer will not be deemed a waiver of any such right; the waiver of any such right shall not be deemed a waiver of any other such right; and each such right shall be deemed an ongoing right that may be asserted or waived at any time before the expiration of the offer.

13.    Termination; Amendment

        We also reserve the right, in our sole discretion, at any time and from time to time prior to the expiration of the offer, to terminate or amend the offer and to postpone our acceptance and cancellation of any options you elect to exchange upon the occurrence of any of the conditions specified in "—Conditions to the Offer," beginning on page 20, by publicly announcing such termination or withdrawal. Our reservation of the right to delay our acceptance and cancellation of options you elect to exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

        Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any event set forth in "—Conditions to the Offer," beginning on page 20, has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect before the end of the offer period, including, without limitation, by decreasing or increasing the consideration offered in the offer to employees or by decreasing or increasing the number of eligible options that may be exchanged or new options to be granted pursuant to this exchange offer. We may amend the offer at any time or from time to time prior to expiration of the offer by publicly announcing the amendment. If we extend the offer period, the public announcement of this amendment must be issued no later than 9:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be communicated to you promptly in a manner reasonably designed to inform you of the change. Because we can only amend the offer before the expiration of the offer period, you will still have an opportunity to change or withdraw your election after being notified of the amendment.

        If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes to terms of the offer or information about the offer generally will depend on the facts and circumstances. However, under rules of the SEC, if we decide to take any of the following actions, we will publish notice of the action and, if the offer is scheduled to expire within 10 business days from the date we notify you of such action, we also will extend the offer for a period of 10 business days after the date the notice is published:

  •
  increase or decrease what we will give you in exchange for your options; or

  •
  increase or decrease the number of options to be exchanged in the offer.

14.    Recommendation

        Our Board of Directors and our shareholders have approved this exchange offer. However, neither we nor our Board of Directors makes any recommendation as to whether you should exchange your eligible options, nor have we authorized any person to make any such recommendation. We do not know if the new options will have a lower exercise price than the eligible options. We recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors, and you should consult your personal financial and tax advisors if you have questions about how the exchange offer would affect your financial and/or tax situation.

INFORMATION ABOUT BIOJECT

        We commenced operations in 1985. We develop needle-free injection systems that improve the way patients take medications and vaccines.

        Our long-term goal is to become the leading supplier of needle-free injection systems to the pharmaceutical and biotech industries. In 2004, we continued to focus our business development efforts on new and existing licensing and supply agreements with leading pharmaceutical and biotechnology companies. By bundling customized needle-free delivery systems with partners' injectable medications and vaccines, we can enhance demand for these products in the healthcare provider and end user markets.

        In 2004, our clinical research efforts will continue to be aimed primarily at clinical research collaborations in the areas of vaccines and drug delivery. Currently, we are involved in collaborations with approximately 22 institutions.

        In 2004, our other research and development efforts will focus on moving our 0.5 mL and our 1.0 mL Iject® from the clinical phase to the production phase, which includes bringing on line our sterile fill capabilities. In addition, we continue to work on product improvements to existing devices and development of products for our strategic partners.

        Our needle-free injection technology works by forcing liquid medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure medication that penetrates the skin, depositing the medication in the tissue beneath.

        Since our formation, we have been engaged principally in organizational, financing, research and development, and marketing activities. Our products and manufacturing operations are subject to extensive government regulation, both in the U.S. and abroad. In the U.S., the development, manufacture, marketing and promotion of medical devices is regulated by the Food and Drug Administration ("FDA") under section 510(k) of the Federal Food, Drug, and Cosmetic Act ("FFDCA").

        We are actively pursuing strategic partnering relationships with a number of pharmaceutical and biotechnology companies under which we plan to grant specified rights or licenses to some or all of our products. The strategy anticipates that the rights or licenses will allow strategic partners to (i) use the licensed products for specific applications or purposes or (ii) market the licensed products in conjunction with certain of their products.

        Currently, we have three strategic partners: Ares-Serono, Alkermes and Merial.

FINANCIAL INFORMATION

        Set forth below is certain selected financial information relating to us for the periods indicated. The selected financial information (other than book value per share) for our fiscal year ended December 31, 2003 and the nine months ended December 31, 2002 has been derived from the audited financial statements contained in our annual report on Form 10-K for our fiscal year ended December 31, 2003. The summary financial information set forth below for the three months ended March 31, 2004 and March 31, 2003 is unaudited.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

			For the three months ended March 31,
	For the year ended December 31, 2003	For the nine months ended December 31, 2002(1)
			2004	2003
Consolidated Statement of Operations Data
Revenue	$6,320	$4,304	$3,006	$1,100
Operating expenses	15,904	10,272	4,582	3,406
Loss from continuing operations allocable to common shareholders	(9,332)	(5,465)	(1,576)	(2,305)
Net loss allocable to common shareholders	(9,332)	(5,465)	(1,512)	(2,215)
Basic and diluted loss per common share from continuing operations	(0.87)	(0.52)	(0.12)	(0.21)
Shares used in per common share calculations	10,720	10,596	12,488	10,648
	December 31,		March 31,
	2003	2002	2004	2003
Consolidated Balance Sheet Data
Working capital	$9,521	$18,313	$10,649	$17,821
Total assets	22,468	28,234	20,748	26,546
Current portion of long-term debt	175	—	273	—
Long-term debt, less current portion	1,325	—	1,227	—
Long-term capital lease payable	82	26	74	25
Shareholders' equity	17,956	26,867	16,541	24,744
Book value per share of common stock			0.82

(1)
Includes only nine months of operations data due to the change in our fiscal year during 2002 to a fiscal year ending December 31 from a fiscal year ending March 31.

        The financial information contained in our annual report on Form 10-K for our fiscal year ended December 31, 2003 and our quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated herein by reference. For instructions on how you can obtain copies of our SEC filings, see "ADDITIONAL INFORMATION" beginning on page 28.

INTERESTS OF OUR DIRECTORS AND OFFICERS

        A list of officers and members of our Board of Directors is attached to this offer as Appendix B. Under the terms of this stock option exchange program as approved by our Board of Directors and shareholders, our five most highly compensated officers and members of our Board of Directors (as determined at the expiration of this offer) are prohibited from participating in the exchange offer.

        As of July 26, 2004, our directors and executive officers as a group (10 persons) held options to purchase a total of 1,324,880 shares of our common stock, which represented approximately 49% of the shares of common stock underlying all of our options outstanding as of July 26, 2004.

        The following table sets forth information regarding the beneficial ownership of Bioject stock options outstanding as of July 26, 2004 by our executive officers and directors, none of whom are permitted to participate in the stock option exchange program.

Name	Number of Options Outstanding
Edward Flynn	33,000
William Gouveia	39,000
Toby Herfindal	51,500
Joseph Ianelli	7,500
James O'Shea	604,770
Sandra Panem	27,500
Richard Plestina	51,500
John Ruedy	55,000
Michael Redmond	136,110
John Gandolfo	319,000

All directors and executive officers as a group (10 persons)	1,324,880

TRANSACTIONS AND ARRANGEMENTS
INVOLVING OUR STOCK OPTIONS

        During the 60 days prior to July 29, 2004, there have been no transactions involving options to purchase shares of our common stock by Bioject or, to the best of our knowledge, by our executive officers, directors and other affiliates.

        There is no agreement, arrangement or understanding between Bioject or, to the best of our knowledge, any of our executive officers or members of our Board of Directors, and any other person for the purchase or acquisition from Bioject of any of our securities, except for the following as of July 26, 2004:

  •
  an aggregate of 1,184,547 shares of our common stock upon exercise of warrants with exercise prices ranging from $2.80-13.50 per share;

  •
  an aggregate of 3,562,033 shares of our common stock reserved for issuance under the Employee Plan; and

  •
  an aggregate of 203,167 shares of our common stock reserved for issuance under our employee stock purchase plan.

ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE

        We have structured the stock option exchange program to comply with existing Financial Accounting Standards Board guidelines so that we will avoid any variable accounting compensation charges against our earnings. In other words, we expect to receive the same accounting treatment for the new options as we receive for currently outstanding options that are surrendered in the exchange.

        We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the exchange offer because:

  •
  we will not grant any new options for at least six months and one day after we accept and cancel options you elect to exchange according to the terms of this offer;

  •
  the exercise price of all new options will equal the fair market value of our common stock on the replacement grant date;

  •
  no eligible employee has been granted any options during the six months immediately prior to the commencement date of this offer; and

  •
  no eligible employee who elects to exchange options pursuant to this offer will be granted any options until the replacement grant date.

STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER

        Any eligible options you elect to exchange pursuant to the offer that are accepted by us will be cancelled. If the eligible options originally were granted under our Employee Plan, the shares of common stock underlying such cancelled options will be returned to the pool of shares available for grants of future awards under our Employee Plan, including the new options to be granted under this stock option exchange program.

LEGAL MATTERS; REGULATORY APPROVALS

        Our acceptance of the offer to cancel the options you elect to exchange and to issue new options is subject to certain conditions, including the conditions described in "THE OFFER—Conditions to the Offer" beginning on page 20.

        We are not aware of any approval or other action by any U.S. federal or state governmental, administrative or regulatory authority or agency in the U.S. that is required for our grant to you or your ownership of the new options as described in this Offer to Exchange. If we become aware that any additional approval or other action is required, we intend to seek such approval or take such action to the extent we deem practical and appropriate. We cannot assure you that we will obtain any material required approval or be able to take any other required action. Therefore, we are unable to predict whether we will be required to restrict your participation in the exchange offer or terminate your ability to participate in the exchange offer (which could result in the return of your old options). We reserve the right to make all determinations with respect to legal and regulatory requirements and whether such requirements have been met.

MATERIAL UNITED STATES TAX CONSEQUENCES

        The following section summarizes the likely material tax consequences of an exchange of eligible options for eligible employees who reside in the United States. This summary is of a general nature and does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of employees. Tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. If you are subject to tax laws in more than one jurisdiction, you should be aware that there may be tax consequences that may apply to you in more than one jurisdiction. You also may be subject to state or local income taxes and should refer to the applicable laws in those jurisdictions.

        For all of these reasons, we urge you to consult your own legal and/or tax advisor to determine your tax liability and other legal implication in connection with the exchange of eligible options, the grant or exercise of a new option and the subsequent disposition of shares received upon exercise of a new option.

        The descriptions below are only a brief summary of the U.S. federal income tax consequences of the exchange of eligible options under this offer, and is not intended to provide you with any tax advice in connection with this summary or this offer. We recommend that you consult your own tax advisor with respect to federal, state, local and foreign tax consequences of participating in this offer.

        The following is a summary of the U.S. federal income tax consequences of the cancellation of eligible options in exchange for the grant of new options for individuals subject to income tax in the United States. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations, proposed Treasury Regulations and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis.

        Option Exchange.    We believe the exchange of your eligible options for new incentive stock options will be treated as a nontaxable exchange, and that you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe this will be the result whether or not your eligible options are incentive stock options or nonqualified stock options.

        Grant of New Option.    Under current law, you will not realize taxable income upon the grant of a new option.

        Exercise of New Option and Sale of Shares.    It is anticipated that the new options will be incentive stock options. No ordinary income will be recognized by you upon exercise of an incentive stock option. However, the amount by which the fair market value of shares issued upon exercise of an incentive stock option exceeds the exercise price generally is included in your alternative minimum taxable income and may, under certain conditions, give rise to alternative minimum tax liability. If you hold shares acquired upon exercise of an incentive stock option for at least two years from the date of grant and at least one year from the date of exercise (the "holding periods"), and if you have been our employee at all times from the date of grant through the date three months before exercise, then generally any gain realized by you upon sale or exchange of the shares will be capital gain and any loss will be capital loss.

        If you dispose of shares acquired upon exercise of an incentive stock option before expiration of the holding periods (an "early disposition"), you generally will recognize ordinary compensation income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. However, if the disposition is a sale or exchange, a special rule may limit the amount of ordinary compensation income that must be recognized to the amount of gain realized by you upon the disposition. Upon an early disposition, any gain realized in excess of the amount of ordinary compensation income recognized by you generally will be capital gain. If shares acquired upon exercise of an incentive stock option are disposed of in an early disposition, we generally will be entitled to a deduction in the year of disposition equal to the amount of ordinary income recognized by you, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Internal Revenue Code.

        If you are not eligible to receive incentive stock options for all or a portion of your new options, you will receive nonstatutory stock options for the ineligible portion of the new options. Under federal income tax law now in effect, no ordinary income is recognized by the grantee upon grant of a nonstatutory stock option. When a nonstatutory stock option is exercised, however, the optionee recognizes ordinary compensation income, and we generally are entitled to a deduction, subject to certain limitations such as the $1,000,000 cap on deductibility under Section 162(m) of the Internal Revenue Code, in the amount by which the fair market value of the shares subject to the nonstatutory stock option at the time of exercise exceeds the exercise price. We generally are required to withhold income tax and employment tax on all amounts recognized as ordinary income by optionees who are employees and the terms of the option agreement require an optionee to pay the amount of any withholding. Upon the sale of shares acquired by exercise of a nonstatutory stock option, the amount by which the sale proceeds exceed the fair market value of the shares on the date of exercise generally will be taxed as capital gain.

FEES AND EXPENSES

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting the exchange of eligible options pursuant to this offer.

ADDITIONAL INFORMATION

        We have filed with the SEC a Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO and the exhibits thereto (which include the Restated 1992 Stock Incentive Plan, as amended and restated through the date hereof), and the following documents we have filed with the SEC before making a decision on whether to exchange your options. This Offer to Exchange incorporates by reference the following, each of which was previously filed with the SEC and each of which has an SEC file number of 000-15360:

  (a)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

  (b)
  Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2004.

  (c)
  Our definitive proxy statement for our 2004 annual meeting of shareholders, filed with the SEC on April 23, 2004.

  (d)
  The description of our common stock and preferred stock purchase rights contained in any registration statement on Form 8-A filed by us under the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

        All of the documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including periodic reports such as quarterly reports on Form 10-Q and current reports on Form 8-K, from the date of this Offer to Exchange to the expiration of the offer shall be deemed to be incorporated herein by reference and will automatically update the information contained in this Offer to Exchange.

        You may read and copy any document Bioject files at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Web site at www.sec.gov and on Bioject's Web site at www.Bioject.com. However, the information on the SEC's and Bioject's web site does not constitute a part of this offering circular.

        Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "BJCT."

        You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

        Bioject Medical Technologies, Inc.
        Bedminster Professional Center
        211 Somerville Road (Route 202 North)
        Bedminster, NJ 07921
        Attn: Investor Relations

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

        Discussion contained in this document and other reports and statements filed by us from time to time with the SEC (the "SEC Filings"), contain or may contain certain forward-looking statements and information that are based on the beliefs of our management as well as estimates and assumptions made by, and information currently available to, our management. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions. Such risks, uncertainties and other factors include, without limitation, such risks as the risk that our products, including the cool.click™, the SeroJet™ or the Vial Adapter, will not be accepted by the market, the risk that we will be unable to enter into additional strategic corporate licensing and supply agreements or maintain existing agreements, the fact that our business has never been profitable and may never be profitable, uncertainties related to the time required to complete research and development, obtaining necessary clinical data and government clearances, the risk that we may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that we may be unable to comply with the extensive government regulations applicable to our business. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly from those expressed in the forward-looking statements, and there can be no assurance that the forward-looking statements contained in this document and the SEC Filings will in fact occur. We generally identify forward-looking statements by words such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or similar terms that refer to the future. We cannot guarantee future results, levels of activity, performance or achievements.

        These forward-looking statements are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are subject to the "safe harbor" provisions created by these statutes. Such forward-looking statements are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the headings "Risk Factors," included in this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our SEC Filings. These risks, uncertainties and changes in condition, significance, value and effect could cause actual results to differ materially from those expressed in this offering circular and in ways not readily foreseeable.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Exchange and of information currently and reasonably known. We undertake no obligation to release any revisions to these forward-looking statements which may be made to reflect events or circumstances which occur after the date of this Offer to Exchange or to reflect the occurrence or effect of anticipated or unanticipated events.

MISCELLANEOUS

        We have not authorized any person to make any recommendation or representation with respect to this exchange offer or to give you any information in connection with this offer other than the information contained in this Offer to Exchange and the related offering documents filed by us with the SEC. If any other person makes any recommendation or representation to you or gives you any information relating to this exchange offer, you must not rely upon that recommendation, representation or information as having been authorized by us.

        Bioject reserves the right to take any actions necessary to correct any administrative errors made in connection with implementation of the stock option exchange program. Such corrective actions may be taken prior to or after eligible options have been accepted for exchange and cancelled.

APPENDIX A
FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS

                                , 2005

BETWEEN:

BIOJECT MEDICAL TECHNOLOGIES INC.

AND:

«FirstName» «LastName»

A BIOJECT EMPLOYEE

INCENTIVE STOCK OPTION AGREEMENT

BIOJECT EMPLOYEE
INCENTIVE STOCK OPTION AGREEMENT

THIS BIOJECT EMPLOYEE INCENTIVE STOCK OPTION AGREEMENT is made as of the                    th day of                              , 200    .

BETWEEN:

  BIOJECT MEDICAL TECHNOLOGIES INC.
  7620 S.W. Bridgeport Rd.
  Portland, Oregon 97224                                         ("BMT")

AND:

  «FirstName» «LastName»
  «Address1»
  «City», «State» «PostalCode»                                         ("Optionee")

        WHEREAS the Board of Directors and the shareholders of BMT have adopted BMT's 1992 Stock Incentive Plan (the "Plan") to attract and retain the services of selected employees, officers and directors of BMT and its subsidiaries (collectively the "Company"); and

        WHEREAS, pursuant to the Plan, BMT desires to grant to the Optionee an option to purchase shares of BMT's Common Stock, without par value, in the amount indicated below (the "Option"); and

        WHEREAS, the Optionee is an employee of the Company, and BMT desires to advance its interests by affording the Optionee an opportunity to purchase shares in its capital stock as hereinafter provided;

        NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.
Shares, Option Price, Tax Status. BMT grants to the Optionee the right and option to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of «TotalShares» shares of the Common Stock of BMT at the price of $            per share. This Option is intended to be an Incentive Stock Option, as defined under Section 422 of the Internal Revenue Code of 1986.

2.
Option Term, Times of Exercise. The term during which the Option granted hereby may become exercisable shall commence on the date of this Agreement and shall end on                        , 200    (the "Expiration Date"), subject to earlier termination as provided herein. Subject to any vesting schedule described in paragraph 3, below, and except as specified in paragraph 5, below, the Option granted herein may be exercised and the shares purchased at any time during the Option term. Unless otherwise determined by the Stock Option Committee of the Board of Directors of BMT (the "Committee"), vesting of the Option shall not continue during an absence or leave, including an extended illness or on account of disability.

3.
Vesting Schedule. Optionee acknowledges his/her understanding that this Option is granted as an incentive for the satisfactory future performance by the Optionee of his/her assigned responsibilities and duties. Accordingly, the Option granted hereby shall become vested and exercisable according to the following schedule: «AShares» shares on,                        , 200  ; and «BShares» shares on                        , 200  . In the event the Optionee ceases to be a full-time employee of the Company, any unvested portion of the Option will be deemed terminated effective on the last date of employment. Vesting will accelerate, and the Option shall be deemed earned and 100% vested, upon the occurrence of any of the following events:

  (a)
  The approval by the shareholders of BMT of:

            (1)   any consolidation, merger or plan of share exchange involving BMT (a "Merger") as a result of which the holders of outstanding securities of BMT ordinarily having the right to vote for the election of directors ("Voting Securities") immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

            (2)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of BMT; or

            (3)   the adoption of any plan or proposal for the liquidation or dissolution of BMT; or

  (b)
  Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than BMT, have become the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

4.
Manner of Exercise. Shares may be acquired pursuant to the Option granted herein only upon receipt by BMT of notice in writing from the Optionee of the Optionee's binding commitment to exercise the Option, specifying the number of shares which the Optionee desires to purchase and the date on which the Optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended, or state securities laws, the notice shall include a representation that it is the Optionee's present intention to acquire the shares for investment and not with a view to distribution. The certificates representing the shares shall bear any legends required by the Committee. On or before the date specified for completion of the purchase of shares pursuant to the Option, the Optionee must have paid BMT the full purchase price of such shares in cash or by certified or cashier's bank check. No shares shall be issued until full payment has been made for such shares.

5.
Option Right as Affected by Termination of Employment, Disability, or Death.
(a)
If the Optionee ceases to be an employee of the Company for any reason other than his/her death or disability, the Optionee may exercise the Option in whole or in part at any time prior to the Expiration Date or the expiration of three months after such termination, whichever shall first occur, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(b)
In the event the Optionee's employment with the Company terminates because the Optionee becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986), the Option granted herein may be exercised by the Optionee at any time prior to the Expiration Date or the expiration of one year after the date of such termination, whichever first occurs, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(c)
If the Optionee dies while employed by the Company, the Option granted herein may be exercised at any time prior to the Expiration Date or the expiration of one year after the date of death, whichever first occurs, but only if and to the extent the Optionee was entitled to exercise the Option on the date of death, and only by the person or persons to whom the

    Optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

  (d)
  To the extent that all or any portion of the Option is not exercised within the applicable period provided for in this paragraph 5, all further rights to purchase shares pursuant to the Option shall cease and terminate.

6.
Non-Transferability of Option. The Option granted hereunder and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Vested portions of this Option may be exercised during the lifetime of the Optionee only by the Optionee, or within the period after the Optionee's death (described in paragraph 5, above), by the Optionee's transferees by will or by the laws of descent and distribution, and not otherwise, regardless of any community property interest therein of the spouse of the Optionee, or such spouse's successor in interest.

7.
Changes in Capital Structure. If the outstanding shares of Common Stock of BMT are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of BMT or of another corporation by reason of any recapitalization, reclassification, stock split, combination or shares or dividend payable in shares, and if paragraph 10 does not apply, the Committee may unilaterally amend this Agreement to make appropriate adjustment in the number and kind of shares as to which the Option shall be exercisable, to the end that the Optionee's proportionate interest is maintained as before the occurrence of such event. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee.

8.
Rights of Optionee in Shares. Neither the Optionee nor his/her executor, administrators, heirs or legatees shall have any rights or privileges of a shareholder of BMT with respect to any shares issuable upon exercise of the Option, unless and until certificate(s) representing such shares shall have been issued and delivered.

9.
Withholding Obligations. The Optionee shall, upon notification by BMT of any such amount due and prior to or concurrently with delivery of the certificate representing the shares, pay to BMT any amounts necessary to satisfy applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to BMT on demand. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to the Optionee by the Company, including salary, subject to applicable law.

10.
Effect of Reorganization or Liquidation.
(a)
Cash, Stock, or Other Property for Stock. Except as provided in subparagraph (b), below, upon a merger, consolidation, reorganization, plan of exchange or liquidation involving BMT, as a result of which the shareholders of BMT receive cash, stock or other property in exchange for or in connection with their Common Stock (any such transaction to be referred to in this paragraph as an "Accelerating Event"), the Option shall terminate, except as specified below, but the Optionee shall have the right during a 30-day period immediately prior to any such Accelerating Event (but following notice to Optionee), to exercise the Option in whole or in part, without any limitation on exercisability.

(b)
Stock for Stock. If the shareholders of BMT receive capital stock of another corporation ("Exchange Stock") in exchange for their Common Stock in any transaction involving a merger, consolidation, reorganization, or plan of exchange, the Option shall be converted into an option to purchase shares of Exchange Stock, unless the Committee, in its sole discretion, determines that the Option shall not be converted, but instead shall terminate in accordance with the provisions of subparagraph (a) hereof. The amount and price of the converted option shall be determined by adjusting the amount and price of this Option to take into account the relative values of the Exchange Stock and the Common Stock in the transaction.

11.
Notices. Any notice to be given under the terms of this Agreement shall be addressed to BMT in care of its President or Secretary at its office in Portland, Oregon, and any notice to be given to the Optionee shall be addressed to the Optionee at the address given on the first page of this Agreement, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office branch regularly maintained by the Government of the jurisdiction in which the notice is mailed.

12.
Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of BMT.

13.
No Right to Employment. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of the Optionee's office or employment nor shall anything contained in this Agreement interfere in any way with the right of the Company to adjust Optionee's compensation from the level in existence at the time of the grant hereof. Nothing contained in this Agreement shall interfere in any way with the right of the Company or the Optionee to terminate Optionee's employment with the Company.

14.
Laws Applicable to Construction. This Option has been granted, executed and delivered as of the day and year first above written at Portland, Oregon, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Oregon, without regard to the conflict of law principles thereof. The parties agree that the forum for resolution of any dispute arising out of, or relating to, the Agreement shall be by arbitration in Multnomah County, Oregon in accordance with the provisions of the Arbitration Services of Portland, Inc. The prevailing party will be entitled to recover from the other party an amount determined reasonable as attorney fees.

15.
General. BMT shall, at all times during the term of the Option, reserve and maintain such numbers of shares in its capital stock as will be sufficient to satisfy the requirements of this Option, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by BMT in connection therewith, and will use its best efforts to comply with all laws and regulations which shall be applicable thereto.

        IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate.

BIOJECT MEDICAL TECHNOLOGIES INC.
By:
Christine M. Farrell VP of Administration and Corporate Controller
OPTIONEE
«FirstName» «LastName» «SSN»

APPENDIX B
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF BIOJECT

        The executive officers and members of the Board of Directors of Bioject and its subsidiaries and their positions as of July 26, 2004 are set forth in the following table.

Name	Position	Director/Officer Since
Edward L. Flynn	Director (a)(c)	1999
John Gandolfo	Chief Financial Officer and Vice President, Finance	2001
William A. Gouveia	Lead Director (b)(c)	1994
Eric T. Herfindal	Director (a)(c)	1996
Joseph R. Ianelli	Director	2003
James C. O'Shea	Chairman, Chief Executive Officer and President	1995
Sandra Panem, Ph.D.	Director (c)(d)	2001
Richard J. Plestina	Director (a)(b)(d)	1997
J. Michael Redmond	Senior Vice President, Business Development	1996
John Ruedy, M.D.	Director (a)(b)	1987

(a)
Member of Compensation Committee

(b)
Member of Corporate Governance and Nominating Committee

(c)
Member of Audit Committee

(d)
Member of Ad-Hoc Financing Committee

        EDWARD L. FLYNN was elected as a director in September 1999. Since 1972, Mr. Flynn has been owner and Chief Executive Officer of Flynn Meyer Company, a restaurant industry management company. From 1958 to 1972, Mr. Flynn was a securities broker with Merrill Lynch Pierce Fenner and Smith. He serves as a member of the board of directors of Citri-Lite Co. Inc., a soft drink company, and of TGCI Industries, a geophysical service company primarily conducting three dimensional seismic surveys for companies engaged in oil and gas exploration.

        JOHN GANDOLFO joined Bioject in October 2001 as Chief Financial Officer and Vice President, Finance. Mr. Gandolfo has more than 15 years of experience as a chief financial officer of publicly held and private businesses with a primary focus in the medical sector. Prior to joining Bioject, Mr. Gandolfo was the Chief Financial Officer of Capital Access Network, Inc., a privately held specialty finance company, from September 2000 through September 2001, and Xceed, Inc., a publicly held Internet consulting firm, from November 1999 through September 2000. From April 1994 through November 1999, Mr. Gandolfo was Chief Financial Officer and Chief Operating Officer of Impath, Inc., a publicly-held, cancer-focused healthcare information company. Mr. Gandolfo's additional experience includes serving as chief financial officer of Medical Resources, Inc. A graduate of Rutgers University, Mr. Gandolfo is a certified public accountant (inactive status) who began his professional career at Price Waterhouse.

        WILLIAM A. GOUVEIA was elected as a director in January 1994. Mr. Gouveia has served as Director of Pharmacy at Boston's Tufts-New England Medical Center since 1972. He holds a faculty appointment as Associate Professor of Medicine at Tufts University School of Medicine (1977), and serves on the faculty of the Massachusetts College of Pharmacy and Health Sciences, and at Northeastern University's Bouve College of Health Sciences. He holds an M.S. in Hospital Pharmacy from Northeastern University (1966). He has published over 100 articles in leading healthcare journals, as well as numerous book chapters, and has delivered presentations at U.S. and international health care organizations and colleges. He is a Fellow of the American Society of Health-System Pharmacists (ASHP) and has served as board member of the ASHP.

        ERIC T. HERFINDAL has served as a director since September 1996. Since 2000, Mr. Herfindal has served as President and CEO of National Oncology Alliance, Inc., a company that provides business, clinical, technology and management services to community based oncology practices. From 1995 to 1999, he was Executive Vice President of OnCare Inc., an oncology physician practice management company. Prior to joining OnCare, he was Senior Vice President of Axion, an oncology focused healthcare company. He served for over 20 years as a Professor of Clinical Pharmacy, School of Pharmacy, at the University of California Medical Center in San Francisco, where he is currently a Professor Emeritus. He holds a Doctorate in Pharmacy from the University of California, San Francisco, and a Masters in Public Health from the University of California, Berkeley. He is the author of numerous articles in professional journals and is the editor of a number of books in the field of pharmacy and therapeutics, including the TEXTBOOK OF THERAPEUTICS: DRUG AND DISEASE MANAGEMENT, currently in its seventh edition. Dr. Herfindal has been active in various professional organizations, serves on a number of editorial and advisory boards, and is a frequent lecturer at national and international healthcare meetings.

        JOSEPH R. IANELLI was elected as a director in September 2003. Since June 2004, Mr. Ianelli has been a consultant for Dyax, Inc. From June 2002 to June 2004, Mr. Ianelli was Vice President of Licensing for Paratek Pharmaceuticals. From August 2000 to June 2002, Mr. Ianelli owned and operated Ianelli Associates, LLP, a consulting firm focused on serving the pharmaceutical, biotechnology and medical device industries. From 1999 through 2000, he was the President and Chief Executive Officer of PharmaConnect, Inc., responsible for design and development of an internet website for physicians. From 1999 through 2000, he also served as the President and Chief Executive Officer of Renaissance Pharmaceuticals, Inc., a development stage company involved in drug delivery technologies. From 1983 to January 1999 he served as the Senior Vice President of Business Development for Astra USA, Inc. where he was responsible for acquisitions and licensing. At Astra, he served on the Executive Committee and was a member of the Management Advisory Board. Mr. Ianelli currently serves as a director of Entropin, Inc., a pharmaceutical research and development company focused on the development of proprietary compounds for pain. Mr. Ianelli received a B.A. in Biology from Marist College, an M.A. in Biology from the State University of New York and an M.B.A. from Iona College.

        JAMES C. O'SHEA has served as our Chairman, President and Chief Executive Officer since March 1995. From January 1989 to March 1995, Mr. O'Shea was President and Chief Operating Officer of Biopure Corporation, a developer of red blood cell substitutes. Prior to 1989, Mr. O'Shea was Executive Vice President of Marketing and Scientific Affairs at Delmed Inc., a manufacturer of peritoneal dialysis solutions and parenteral products.

        SANDRA PANEM, Ph.D. was elected as a director in 2001. Since 2000, Ms. Panem has been a partner in Cross Atlantic Partners, Inc., an investment company specializing in biotechnology and healthcare. From 1994 to 1999, Dr. Panem was President of Vector Fund Management, L.P., which focused on later- stage companies. Prior to this, Dr. Panem served as Vice President and Portfolio Manager for the Oppenheimer Global BioTech Fund, a mutual fund that invested in public and private biotechnology companies. Prior to joining Oppenheimer, Dr. Panem was a Vice President at Salomon Brothers Venture Capital, a fund focused on early and later-stage life sciences and technology investments. Dr. Panem serves on the boards of directors of Martek Biosciences, Inc. (MATK) and several private companies.

        RICHARD J. PLESTINA was elected as a director in April 1997. Since 1986, Mr. Plestina has served as President of Quelah Corporation, NW, a family owned investment firm. In 1988, he was a consultant for Cologon, Inc. DBA Alpine Glass Company, a large commercial and residential glass company. From 1979 to 1986, he was an Executive Vice President of Orion Capital Corporation, a multi-line insurance company, and President of EBI Companies, which was acquired by Orion Corporation in 1979. From 1974 to 1979 he served as the Vice President and Marketing Manager of

EBIC. Mr. Plestina has served previous directorships for Orion Capital Corporation, EBI Companies, Associated Oregon Industries and Northwest Employer's Council.

        J. MICHAEL REDMOND joined Bioject in February 1996 as Vice President of Sales and Marketing. He was appointed Vice President of Business Development in February 1998 and promoted to Senior Vice President of Business Development in March 2003. Mr. Redmond has over fifteen years experience in medical marketing and product sales. Prior to joining Bioject he was Director of Business Development and Director of Sales and Marketing for Kollsman Manufacturing Company, a private label developer and manufacturer of medical instrumentation. He also held various sales and marketing positions with Abbott Laboratories Diagnostic division.

        JOHN RUEDY, MDCM, FRCPC, LLD (hon) has served as a director since 1987. Dr. Ruedy, a physician specializing in internal medicine and clinical pharmacology, has served in a number of key academic positions including Chair of the Department of Pharmacology and Therapeutics, McGill University, Head of the Department of Medicine at St. Paul's Hospital, Vancouver, a teaching hospital of the University of British Columbia, and from 1992-1999 as Dean of the Faculty of Medicine, Dalhousie University. He currently serves as Vice President, Academic Affairs, Capital District Health Authority, Halifax, Nova Scotia, the major clinical teaching facility of the Faculty of Medicine, Dalhousie University. He has extensive experience in clinical trials of drugs and has served on a number of Canadian and international committees dealing with regulatory issues concerning new drugs and devices. He currently is Chairman of the Board of Person to Person Health Care, a tele-technology company based in Nova Scotia, Canada.

QuickLinks

  Exhibit (a)(1)(A)
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
TABLE OF CONTENTS
SUMMARY OF TERMS OF OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
RISKS YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION
Risks Related to the Exchange Offer
Risks Related to Our Common Stock
Risks Related to Our Business
THE OFFER
INFORMATION ABOUT BIOJECT
FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION (in thousands, except per share data)
INTERESTS OF OUR DIRECTORS AND OFFICERS
TRANSACTIONS AND ARRANGEMENTS INVOLVING OUR STOCK OPTIONS
ACCOUNTING CONSEQUENCES TO US OF THE OPTION EXCHANGE
STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER
LEGAL MATTERS; REGULATORY APPROVALS
MATERIAL UNITED STATES TAX CONSEQUENCES
FEES AND EXPENSES
ADDITIONAL INFORMATION
FORWARD-LOOKING STATEMENTS
MISCELLANEOUS
APPENDIX A FORM OF STOCK OPTION AGREEMENT FOR NEW OPTIONS
BIOJECT EMPLOYEE INCENTIVE STOCK OPTION AGREEMENT
APPENDIX B INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF BIOJECT